As Filed with the Securities and Exchange Commission on December 28, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Xueda Education Group

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

A-4 Xibahe Beili

Chaoyang District

Beijing 100028

People’s Republic of China

(8610) 6427-8899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2009 Equity Incentive Plan

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leiming Chen
Simpson Thacher & Bartlett LLP
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
(852) 2514-7600

CALCULATION OF REGISTRATION FEE

		Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Amount to be Registered (1)	Price(2)	Fee
Ordinary Shares, $0.0001 par value per share(3)	11,146,151 shares	$16,984,902	$1,972
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)

These shares are offered under the Amended and Restated 2009 Equity Incentive Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (i) 3,343,845 shares issuable upon the exercise of outstanding options multiplied by the exercise price of $1.89 per share, which is equal to an aggregate offering price of $6,319,867, (ii) 6,976,252 shares issuable upon the exercise of outstanding options multiplied by the exercise price of $0.99 per share, which is equal to an aggregate offering price of $6,906,489, and (iii) the product of the number of American Depositary Shares, or ADSs, corresponding to the remaining 826,054 shares issued or reserved under the plan multiplied by the average of the high and low prices for the Registrant’s ADSs as listed on the New York Exchange on December 22, 2010 or $9.10, which is equal to an aggregate offering price of approximately $3,758,546.

(3)

These shares may be represented by the Registrant’s American Depositary Shares, each of which represents two ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-169976).

PART I
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
ITEM 4. Description of Securities
ITEM 5. Interests of Named Experts and Counsel
ITEM 6. Indemnification of Directors and Officers
ITEM 7. Exemption from Registration Claimed
ITEM 8. Exhibits
ITEM 9. Undertakings
SIGNATURES
POWER OF ATTORNEY

EXHIBIT INDEX
Exhibit 5.1	Opinion of Walkers
Exhibit 10.1

Amended and Restated 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1 (File No. 333-169971), as amended, initially filed with the Securities and Exchange Commission on October 15, 2010)

Exhibit 23.1	Consent of Walkers (included in Exhibit 5.1)
Exhibit 23.2	Consent of Deloitte Touche Tohmatsu CPA Ltd.
Exhibit 24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by Xueda Education Group (the “Registrant”) with the Commission are incorporated by reference herein:

a. The Registrant’s prospectus filed pursuant to Rule 424(b) filed with the Commission on November 2, 2010, which includes audited financial statements for the year ended December 31, 2009;

b. The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-34914) filed with the Commission on October 18, 2010 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth in the Registrant’s Registration Statement on Form F-1 (File No. 333-169971), as amended, originally filed with the Commission on October 15, 2010.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Article 147 of the Registrant’s amended and restated memorandum and articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except by reason of dishonesty, willful default or fraud.

The Registrant intends to enter into indemnification agreements with each of its directors and officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own intentional misconduct.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on December 28, 2010.

Xueda Education Group

By:	/s/ Xin Jin

Name:	Xin Jin
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xin Jin and Jun Wang, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on December 28, 2010.

Signature	Capacity

/s/ Xin Jin	Chief Executive Officer and Director
Xin Jin	(Principal Executive Officer)

/s/ Junfeng Gao	Chief Financial Officer
Junfeng Gao	(Principal Financial and Accounting Officer)

/s/ Rubin Li	Chairman of the Board of Directors
Rubin Li

/s/ Jun Wang	Director
Jun Wang

/s/ Jinbo Yao	Director
Jinbo Yao

/s/ Gongquan Wang	Director
Gongquan Wang

/s/ Yafei Wang	Director
Yafei Wang

/s/ Sean Shao	Director
Sean Shao

/s/ Cheung Lun Julian Cheng	Director
Cheung Lun Julian Cheng

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Xueda Education Group, has signed this registration statement or amendment thereto in New York, New York on December 28, 2010.

Law Debenture Corporate Services Inc.

By:	/s/ Kate Ledyard

Name:	Kate Ledyard
Title:	Manager

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Walkers

10.1

Amended and Restated 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of the registration statement on Form F-1 (File No. 333-169971), as amended, initially filed with the Commission on October 15, 2010)

23.1	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Deloitte Touche Tohmatsu CPA Ltd.

24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement).